Exhibit (a)(5)(xxviii)

November 21, 2017

CBS CORPORATION ANNOUNCES FINAL RESULTS

OF CBS RADIO EXCHANGE OFFER

CBS Corporation (NYSE: CBS.A and CBS) (“CBS”) today announced the final results of its offer to shareholders to exchange their issued and outstanding shares of CBS Class B common stock for shares of CBS Radio Inc. (“CBS Radio”) common stock owned by CBS as part of its agreement to combine CBS Radio with a subsidiary of Entercom Communications Corp. (NYSE: ETM) (“Entercom”).

The exchange offer expired at 11:59 p.m., New York City time, on November 16, 2017. Under the terms of the offer, 5.6796 shares of CBS Radio common stock were exchanged for each share of CBS Class B common stock accepted in the offer. CBS accepted 17,854,689 of the tendered shares in exchange for 101,407,494 shares of CBS Radio common stock, which were immediately converted into the right to receive an equal number of whole shares of Entercom Class A common stock (with cash in lieu of fractional shares) upon completion of the merger, which closed on November 17, 2017. The exchange offer and merger are generally expected to be tax- free to participating CBS shareholders for U.S. federal income tax purposes.

Because the exchange offer was oversubscribed, CBS accepted tendered shares of CBS Class B common stock on a pro rata basis in proportion to the total number of shares validly tendered and accepted for exchange. Shareholders who owned fewer than 100 shares of CBS Class B common stock, or an “odd lot” of such shares, and who validly tendered all of their shares, were not subject to proration in accordance with the terms of the exchange offer. The final proration factor of approximately 10.3721% was applied to all other shares of CBS Class B common stock that were validly tendered and not validly withdrawn to determine the number of such shares that were accepted from each tendering shareholder.

Based on the final count by the exchange agent Wells Fargo Bank, N.A., the final results of the exchange offer are as follows:

Total number of shares of CBS Class B common stock validly tendered and not validly withdrawn:	161,855,335

Shares tendered and not validly withdrawn that were subject to proration:	160,664,993

“Odd-lot” shares tendered that were not subject to proration:	1,190,342

Total number of shares of CBS Class B common stock accepted:	17,854,689

Forward-Looking Statements

This press release contains certain statements about CBS, CBS Radio and Entercom that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These matters involve risks and uncertainties as discussed in CBS’ and Entercom’s respective periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K, filed from time to time with the SEC. The forward-looking statements contained in this press release may include statements about the expected effects on CBS, CBS Radio and Entercom of the separation of CBS’ radio business and merger of CBS Radio with an Entercom subsidiary (collectively, the “Transaction”); the anticipated benefits of the Transaction and CBS’, CBS Radio’s and Entercom’s anticipated financial results; and also include all other statements in this press release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases, or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of CBS, CBS Radio and Entercom (as the case may be) and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: the anticipated tax treatment of the Transaction and related transactions; the risk that disruptions from the Transaction will harm CBS’ business; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, and future prospects; business and management strategies; advertising market conditions generally; changes in the public acceptance of CBS’ content; changes in technology and its effect on competition in CBS’ markets; changes in the federal communications laws and regulations; impairment charges for FCC licenses and goodwill; the impact of piracy on CBS’ products; the impact of the consolidation in the market for CBS’ content; the impact of negotiations or the loss of affiliation agreements or retransmission agreements; the impact of union activity, including possible strikes or work stoppages or CBS’ inability to negotiate favorable terms for contract renewals; and other domestic and global economic, business, competitive and/or other regulatory factors affecting CBS’ businesses generally. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and CBS does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most-recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Network Ten Australia, Smithsonian Networks, Simon & Schuster, CBS Television Stations, and CBS EcoMedia. For more information, go to www.cbscorporation.com.

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CBS CONTACTS

Press:	Investors:
Dana McClintock	Adam Townsend
CBS Corporation	CBS Investor Relations
(212) 975-1077	(212) 975-5292
dlmcclintock@cbs.com	adam.townsend@cbs.com

Judy DeHaven	David Bank
CBS Corporation	CBS Investor Relations
(212) 975-1942	(212) 975-6106
jdehaven@cbs.com	david.bank@cbs.com

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